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                     RUSH ENTERPRISES, INC. AND SUBSIDIARIES
           COMPUTATION OF NET INCOME AND PRO FORMA EARNINGS PER SHARE
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS - UNAUDITED)

                                                             THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                SEPTEMBER 30,        SEPTEMBER 30,
                                                             ---------------------------------------
                                                              1997       1996       1997       1996
                                                             ------     ------     ------     ------
PRIMARY EARNINGS PER SHARE CALCULATION
    Net Income                                               $1,658     $1,537     $3,349     $4,595

    Weighted average number of common shares outstanding      6,644      6,640      6,644      4,909

    Common stock equivalents                                      1         --          1         --
                                                             ------     ------     ------     ------
    Weighted average number of common shares and
    common stock equivalents outstanding                      6,645      6,640      6,645      4,909
                                                             ======     ======     ======     ======
    Earnings per share - Primary                             $ 0.25       0.23     $ 0.52     $ 0.94
                                                             ======     ======     ======     ======
FULLY-DILUTED EARNINGS PER SHARE CALCULATION

    Net Income                                               $1,658     $1,537     $3,349     $4,595

    Weighted average number of common shares outstanding      6,644      6,640      6,644      4,909

    Common stock equivalents                                     13         --         13         --
                                                             ------     ------     ------      -----
    Weighted average number of common shares and
    common stock equivalents outstanding                      6,657      6,640      6,657      4,909
                                                             ======     ======     ======     ======
    Earnings per share - Fully diluted (1)                   $ 0.25     $ 0.23     $ 0.52     $ 0.94
                                                             ======     ======     ======     ======

    (1) This calculation is submitted in accordance with item 601(b)11 of regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3%.

PRO FORMA EARNINGS PER SHARE

    Pro forma income after provision for income taxes                                         $3,661
    Weighted average shares of common stock outstanding                                        4,909
    Pro forma shares issued at offering price to pay undistributed S corporation earnings
                                                                                                 328
                                                                                              ------
    Pro forma weighted average shares outstanding                                              5,237
                                                                                              ------
    Pro forma income per share                                                                $ 0.70
                                                                                              ======


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